UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.    )
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ALPHA NATURAL RESOURCES, INC.
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Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 2345
Abingdon, Virginia 24212
April 12, 2006
Dear Stockholder:
      You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Alpha Natural Resources, Inc. The meeting will be held on Wednesday, May 17, 2006, at 10:00 a.m. Eastern Time at the Marriott MeadowView Conference Resort & Convention Center located at 1901 Meadowview Parkway, Kingsport, Tennessee. A map showing the Annual Meeting location is included for your convenience at the back of this booklet.
      Information about the Annual Meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting and Proxy Statement that follow. Also included is a Proxy/Voting Instruction Card and postage-paid return envelope.
      It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend, we encourage you to vote over the telephone or Internet or mark, sign, date and mail your Proxy/Voting Instruction Card in the enclosed envelope as promptly as possible.

Sincerely,

MICHAEL J. QUILLEN
President and Chief Executive Officer

ALPHA NATURAL RESOURCES, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 17, 2006
       The Annual Meeting of Stockholders of Alpha Natural Resources, Inc. will be held at the Marriott MeadowView Conference Resort & Convention Center located at 1901 Meadowview Parkway, Kingsport, Tennessee 37660, on Wednesday, May 17, 2006, at 10:00 a.m. Eastern Time, for the following purposes:

1. To elect seven directors to hold office for a one-year term expiring at the annual meeting in 2007 and until their respective successors are elected and qualified.

2. To consider and act upon a proposal to ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2006.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
      The board of directors has fixed April 7, 2006, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting.
      If you own shares of common stock of Alpha Natural Resources, Inc. as of April 7, 2006, you can vote those shares by completing and mailing the enclosed proxy card or by attending the Annual Meeting and voting in person. Stockholders of record also may submit their proxies electronically or by telephone as follows:

•	By visiting the website at www.computershare.com/expressvote and following the voting instructions provided; or

•	By calling 1-800-652-VOTE (8683) in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions.

By Order of the Board of Directors

VAUGHN R. GROVES
Vice President, General Counsel and Secretary
April 12, 2006
Abingdon, Virginia

ALPHA NATURAL RESOURCES, INC.

PROXY STATEMENT
April 12, 2006
INFORMATION ABOUT THE ANNUAL MEETING
Why Am I Receiving These Proxy Materials?
      Our board of directors is soliciting proxies to be voted on its behalf at the 2006 Annual Meeting of Stockholders. This proxy statement includes information about the issues to be voted upon at the annual meeting.
      We intend to begin mailing these proxy materials on April 17, 2006 to all stockholders of record at the close of business on April 7, 2006, which our board of directors determined to the record date for the annual meeting. On April 7, 2006, there were 64,949,916 shares of our common stock outstanding. As required by Delaware law, a list of stockholders entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the meeting, during normal business hours, at our offices located at One Alpha Place, Abingdon, Virginia 24212.
Where and When Is the Annual Meeting?
      The annual meeting will take place on Wednesday, May 17, 2006, at the Marriott MeadowView Conference Resort & Convention Center located at 1901 Meadowview Parkway, Kingsport, Tennessee 37660. The meeting will begin at 10:00 a.m., Eastern Time.
What Am I Voting on?
      We are aware of two items to be voted on by stockholders at the annual meeting:

•	Election of seven directors: E. Linn Draper, Jr., Glenn A. Eisenberg, John W. Fox, Jr., Fritz R. Kundrun, Hans J. Mende, Michael J. Quillen and Ted G. Wood; and

•	Approval of a proposal to ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2006.
How Many Votes Do I Have?
      You have one vote for each share of our common stock that you owned at the close of business on April 7, 2006, the record date set by our board of directors. These shares include shares held directly in your name as the “stockholder of record,” and shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name.”
If I Am a Stockholder of Record, How Can I Vote My Shares?
      You can vote by proxy or in person.

How Do I Vote by Proxy?
      If you are a stockholder of record, you may vote your proxy by telephone, Internet or mail. Our telephone and Internet voting procedures are designed to authenticate stockholders by using individual control numbers. Voting by telephone or Internet will help us reduce costs.

•	Voting Your Proxy by Telephone. In the U.S., Canada and Puerto Rico, you can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day, 7 days a week, up through the last business day before the meeting. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

•	Voting Your Proxy By Internet. You can also choose to vote via the Internet. The web site for Internet voting is on your proxy card. Internet voting is also available 24 hours a day, 7 days a week, up through the day before the meeting. If you vote via the Internet, you do not need to return your proxy card.

•	Voting Your Proxy By Mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.
      If you vote by proxy using any of these three methods, the persons named on the card (your “proxies”) will vote your shares in the manner you indicate at the annual meeting and at any adjournments or postponements of the annual meeting. You may specify whether your shares should be voted for all, some, or none of the nominees for director. If you vote by telephone or Internet and choose to vote with the recommendation of our board of directors, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the election of all seven nominees for director and “FOR” ratifying the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2006.
      If any other matter is presented, your proxies will vote in accordance with their best judgment. At the time this proxy statement went to press, we knew of no matters that needed to be acted on at the annual meeting other than those discussed in this proxy statement.
May I Revoke My Proxy?
      If you give a proxy, you may revoke it in any one of three ways:

•	Submit a valid, later-dated proxy;

•	Notify our Secretary in writing before the annual meeting that you have revoked your proxy; or

•	Vote in person at the annual meeting.
How Do I Vote in Person?
      If you are a stockholder of record, you may cast your vote in person at the annual meeting.
If I Hold Shares in Street Name, How Can I Vote My Shares?
      You can submit voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the voting instruction card included in these materials by your broker or nominee.
What Vote Is Required to Approve Each Proposal?

•	Election of seven directors (Proxy Item No. 1). The seven nominees for director receiving the highest number of votes cast in person or by proxy at the annual meeting will be elected. If you mark your proxy so as to withhold your vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

•	Approval of the proposal to ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2006 (Proxy Item No. 2). The affirmative vote of a majority of the shares present in person or by proxy at the annual meeting is required to approve the proposal to ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2006.
      If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on particular proposals, the shares not voted (“broker non-votes”) will have no effect on whether the proposals are passed. Broker non-votes occur when brokers do not have discretionary voting authority on certain proposals under the rules of the New York Stock Exchange and the beneficial owner has not instructed the broker how to vote on these proposals.
      In order to have a valid stockholder vote, a stockholder quorum must exist at the annual meeting. A quorum will exist when stockholders holding a majority of the outstanding shares of our common stock are present at the meeting, either in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the annual meeting.
Who is Paying for the Costs of Soliciting These Proxies?
      We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokerage firms, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. A few of our officers and employees may also participate in the solicitation, without additional compensation, by telephone, e-mail or other electronic means or in person.
Where Can I Find the Voting Results of the Meeting?
      We intend to announce preliminary voting results at the annual meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the second quarter of 2006, which we expect to file on or before August 14, 2006. You can obtain a copy of the Form 10-Q by logging on to our website at www.alphanr.com, by calling the Securities and Exchange Commission at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Our website does not constitute part of this proxy statement.
PROPOSAL 1 — ELECTION OF DIRECTORS
      In accordance with our governing instruments, our board of directors has nominated the seven current directors listed below for re-election at this year’s annual meeting to serve a one-year term expiring at the annual meeting in 2007 and until their respective successors are elected and qualified. Each of the nominees has consented to serve if elected. If any of the nominees should decline or be unable to serve as a director, the persons named in the accompanying proxy/voting instruction card will vote in accordance with their best judgment. We know of no reason why the nominees would not be available for election or, if elected, would not be able to serve.
      On January 24, 2006, First Reserve Fund IX, L.P. and ANR Fund IX Holdings, L.P., who we refer to collectively in this proxy statement as the “First Reserve Stockholders” or, collectively with their affiliates, “First Reserve,” and another former stockholder, completed an underwritten offering of all of our shares of common stock then held by them pursuant to our registration statement on Form S-1 (file no. 333-129030). We refer to this offering in this proxy statement as the “Resale Offering.” In connection with the Resale Offering, Alex T. Krueger and William E. Macaulay, who are executive officers of the general partner of the First Reserve Stockholders, resigned from our board of directors and, on January 25, 2006, our board of directors appointed Ted G. Wood as a new independent director and decreased the number of directors constituting the whole board of directors from eight to seven.

Information Concerning Director Nominees
      The following information is furnished with respect to each of the nominees for election at the Annual Meeting.

E. LINN DRAPER, JR. Age 64	Mr. Draper has been a member of our board of directors since our formation in November 2004. Mr. Draper joined American Electric Power (AEP), an electric utility company, as President in 1992, and served as the Chairman, President and Chief Executive Officer of AEP from 1993 until his retirement in April 2004. Prior to joining AEP, Mr. Draper worked for Gulf States Utilities Company, an electric utility company, from 1979 to 1992, serving as the company’s Chairman of the Board, President and Chief Executive from 1987 to 1992. He serves as a director of Temple Inland, a holding company with subsidiaries operating in the corrugated packaging, forest products and financial services sectors; Trans Canada, a pipeline and power generation company; and Alliance Data Systems, a data management and transaction processing company. Mr. Draper is also a non-executive chairman of NorthWestern Corporation, an electric utility.

GLENN A. EISENBERG Age 44	Mr. Eisenberg has been a member of our board of directors since the 2005 annual meeting. Mr. Eisenberg currently serves as Executive Vice President, Finance and Administration of The Timken Company, an international manufacturer of highly engineered bearings, alloy and specialty steel and components and a provider of related products and services. Prior to joining The Timken Company in 2002, Mr. Eisenberg served as President and Chief Operating Officer of United Dominion Industries, a manufacturer of proprietary engineered products, from 1999 to 2001, and as the President — Test Instrumentation Segment and Executive Vice President for United Dominion Industries from 1998 to 1999. Mr. Eisenberg also serves as a director of Family Dollar Stores, Inc.

JOHN W. FOX, JR. Age 58	Mr. Fox has been a member of our board of directors since our formation in November 2004. Mr. Fox served as Senior Vice President, Coal Services for Norfolk Southern Company, a railroad operator, from April 2001 until his retirement in November 2003, and as Senior Vice President Coal Marketing from December 1999 to April 2001. Mr. Fox began his career with a predecessor of Norfolk Western Railroad Company in 1969.

FRITZ R. KUNDRUN Age 69	Mr. Kundrun has been a member of our board of directors since our formation in November 2004. Mr. Kundrun is currently Chairman and Chief Executive Officer of American Metals and Coal International, Inc. (“AMCI”), a mining and marketing company, positions he has held since he co-founded AMCI in 1986. Prior to founding AMCI, Mr. Kundrun was employed for 26 years by the Thyssen Group, one of the largest German multinational companies with interests in steel making and general heavy industrial production. There he served as Executive Vice President of Thyssen, Inc., and President of Thyssen Carbometal where his responsibilities included overseeing the international trading activities of Thyssen in the Western Hemisphere, Asia and certain markets in Europe. He also served as Thyssen’s chief delegate in Pakistan, Iran and Iraq.

HANS J. MENDE Age 62	Mr. Mende has been a non-executive Chairman of our board of directors since our formation in November 2004. Mr. Mende is President and Chief Operating Officer of AMCI, a mining and marketing company, a position he has held since he co-founded AMCI in 1986. Prior to founding AMCI, Mr. Mende was employed by the Thyssen Group, one of the largest German multinational companies with interests in steel making and general heavy industrial production, in various senior executive positions. At the time of his departure from Thyssen Group, Mr. Mende was President of its international trading company.

MICHAEL J. QUILLEN Age 57	Mr. Quillen has served as our President and Chief Executive Officer and a member of our board of directors since our formation in November 2004. Mr. Quillen joined the Alpha management team as President and the sole manager of Alpha Natural Resources, LLC, our top-tier operating subsidiary, in August 2002, and has served as Chief Executive Officer of Alpha Natural Resources, LLC since January 2003. He also served as the President and a member of the board of directors of ANR Holdings, LLC, our former top-tier holding company prior to the internal restructuring transactions we completed on February 11, 2005 in connection with our initial public offering, which we refer to in this proxy statement as the “Internal Restructuring,” from December 2002 until ANR Holdings, LLC was merged with another of our subsidiaries in December 2005, and as the Chief Executive Officer of ANR Holdings, LLC from March 2003 until December 2005. From September 1998 to December 2002, Mr. Quillen was Executive Vice President — Operations of AMCI. While at AMCI, he was also responsible for the development of AMCI’s Australian properties. Mr. Quillen has over 30 years of experience in the coal industry starting as an engineer. He has held senior executive positions in the coal industry throughout his career, including as Vice President — Operations of Pittston Coal Company, President of Pittston Coal Sales Corp., Vice President of AMVEST Corporation, Vice President — Operations of NERCO Coal Corporation, President and Chief Executive Officer of Addington, Inc. and Manager of Mid-Vol Leasing, Inc.

TED G. WOOD Age 68	Mr. Wood has been a member of our board of directors since January 2006. He joined the Virginia-based United Co., a diversified energy and financial services company, and served as President of its operating companies from 1998 until his retirement in 2002, at which time he was also serving as Vice Chairman of United Co. From 1994 to 1996, Mr. Wood was President and CEO of KV Pharmaceutical Co. in St. Louis. Prior to that, he held executive positions with several pharmaceutical companies, acting as President of Beecham Laboratories, U.S.A. and Executive Vice President of marketing and sales for SmithKline Beecham. Mr. Wood is a current or former director of several other concerns, including King Pharmaceuticals, Inc., Pozen, Inc., Pharmaceutical Research and Manufacturers of America and Dominion National Bank.

      The nominees listed above have been nominated in accordance with the provisions of our stockholder agreement, which contains agreements regarding the composition of our board of directors among us and entities affiliated with AMCI. See “— Other Matters — Certain Relationships and Related Party Transactions.”
Director Independence and Meetings of Independent Directors
      Under the New York Stock Exchange rules, we are required to have a majority of independent directors on our board of directors and to have our compensation and nominating/corporate governance committees be comprised entirely of independent directors. In addition, both the New York Stock Exchange rules and the Securities Exchange Act of 1934 and rules adopted under that act by the Securities and Exchange Commission require us to have our audit committee be comprised entirely of independent directors.
      The nominating and corporate governance committee undertook an annual review of director and director-nominee independence in January 2006. The purpose of this review was to determine whether any relationships or transactions involving the directors and director-nominees, their family members and affiliates were inconsistent with a determination that the director or director nominee is independent under the independence standards in the New York Stock Exchange rules and, with respect to audit committee members and nominees, under the independence standards for audit committee members adopted by the Securities and Exchange Commission. Based on that review, our board of directors has determined that each of E. Linn Draper, Jr., Glenn A. Eisenberg, John W. Fox, Jr. and Ted G. Wood qualify as “independent” under the general independence standards in the New York Stock Exchange rules, and that Messrs. Draper, Eisenberg and Wood (the members of the audit committee) also qualify as “independent” under the independence standards for audit committee members adopted by the Securities and Exchange Commission.
      Our Corporate Governance Practices and Policies require our board of directors to have regularly scheduled meetings during the year at which only the independent directors are present, and provide that, at their discretion, the independent directors can appoint one of their members to act as a chairman to preside at these meetings. The independent members of our board of directors held two meetings during 2005 at which only the independent directors were present, and Mr. Eisenberg acted as chairman at each of these meetings.
Compensation of Our Directors
      Directors who are not determined to be independent directors will receive no additional compensation for serving as directors. All independent directors will receive (1) $30,000 as an annual retainer, (2) a $2,000 per-meeting fee for attendance at board meetings, (3) a $2,000 per-meeting fee for in-person attendance at committee meetings and a $1,000 per-meeting fee for telephonic attendance at committee meetings and (4) a $10,000 annual retainer for service as the chairman of the audit committee and a $2,000 annual retainer for service as the chairman of any other board committee. Each of the directors is entitled to be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at board of directors meetings or any committee thereof, and customary directors’ indemnification. Mr. Draper and Mr. Fox were each granted an option on February 14, 2005, at an exercise price of $19.00 per share, and Mr. Eisenberg was granted an option on April 27, 2005, at an exercise price of $24.85 per share, in each case pursuant to the Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan to purchase up to 10,000 shares of our common stock. The board of directors is considering a proposal from our compensation committee to adopt a broader stock-based compensation program for independent directors as well.
Committees of the Board of Directors
      Our board of directors has three standing committees: (1) an audit committee, (2) a compensation committee and (3) a nominating and corporate governance committee. Each of these committees operates under a written charter adopted by our board of directors, copies of which are available on our website as www.alphanr.com.
      Audit Committee. The current members of the audit committee are Messrs. Draper, Eisenberg and Wood, with Mr. Eisenberg serving as chairman. Our board of directors has determined that Mr. Draper and

Mr. Eisenberg each qualify as an “audit committee financial expert” as that term is defined in Item 401(h) of the SEC’s Regulation S-K. The audit committee provides assistance to our board of directors in monitoring the quality, reliability and integrity of our accounting policies and financial statements, overseeing our compliance with legal and regulatory requirements and reviewing the independence, qualifications and performance of our internal and independent auditors. The audit committee is also responsible for (1) the appointment, compensation, and oversight of our independent auditor, (2) approving the overall scope of the audit and approving any non-audit services to be performed by the independent auditor, (3) annually reviewing a report by the independent auditor describing the firm’s internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, and all relationships between us and the independent auditor, (4) discussing the annual audited and quarterly unaudited financial statements with management and the independent auditor, (5) discussing our press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (6) reviewing and discussing risk assessment and risk management policies as well as procedures management has established to monitor compliance with our Code of Business Ethics, (7) meeting periodically, but separately, with the independent auditor, internal auditors and management, (8) reviewing with the independent auditor any audit problems or difficulties and management’s response, (9) preparing an audit committee report as required by the Securities and Exchange Commission to be included in our annual proxy statement, (10) establishing policies regarding our hiring of employees or former employees of the independent auditor, (11) annually reviewing and reassessing the adequacy of audit committee’s written charter and recommending any proposed changes to the board of directors, (12) reporting regularly to the full board of directors, (13) conducting an annual performance review and evaluation of the audit committee, and (14) handling other matters that are specifically delegated to the audit committee by the board of directors from time to time.
      Compensation Committee. The current members of the compensation committee are Messrs. Draper, Fox and Wood, with Mr. Draper serving as chairman. The compensation committee is responsible for (1) reviewing and approving the compensation, including salary, bonuses and benefits, of our Chief Executive Officer and other executive officers, (2) reviewing and approving corporate goals and objectives relevant to the compensation of executive officers and evaluating their performance in light of these goals and objectives, (3) reviewing and recommending to the board of directors executive compensation policies and practices for our executive officers and our subsidiaries’ executive officers generally, (4) reviewing director compensation and recommending any proposed changes the board of directors, (5) reviewing and recommending to the board of directors, or approving, any employment contract or similar agreement for any executive officer, (6) reviewing and consulting with the Chief Executive Officer regarding matters of key personnel selection, (7) reviewing and making recommendations to the board of directors with respect to incentive compensation plans and equity-based plans, and administering the plans, including reviewing and approving all awards of shares or options pursuant to the plans, (8) monitoring compliance with applicable laws relating to compensation of executive officers, (9) producing a compensation committee report on executive compensation as required by the Securities and Exchange Commission to be included in our annual proxy statement or annual report on Form 10-K filed with the Securities and Exchange Commission, (10) reporting to the full board of directors following the compensation committee’s meetings or actions, (11) conducting an annual performance evaluation of the compensation committee, and (12) handling other matters that are specifically delegated to the compensation committee by the board of directors from time to time.
      Nominating and Corporate Governance Committee. The current members of the nominating and corporate governance committee are Messrs. Eisenberg, Fox and Wood, with Mr. Fox serving as chairman. The nominating and corporate governance committee assists the board of directors in identifying individuals qualified to become board members and executive officers and selecting, or recommending that the board select, director nominees for election to the board of directors and its committees. The nominating and corporate governance committee is also responsible for (1) developing and recommending governance policies and procedures to the board of directors, (2) reviewing conflicts of interest that may affect directors, (3) monitoring our compliance with corporate governance practices and policies, (4) leading the board of directors in its annual review of the board’s performance, (5) making recommendations regarding committee purpose, structure and operation and (6) overseeing and approving a management continuity planning process.

Director Nomination Procedures
      Pursuant to our Corporate Governance Practices and Policies, the nominating and corporate governance committee reviews the qualifications of proposed nominees for director to serve on the board and recommends nominees to the board. The board of directors is ultimately responsible for proposing a slate of nominees to the stockholders for election to the board, using information provided by the committee.
      Our Chief Executive Officer, members of the nominating and corporate governance committee, and other members of our board of directors are the primary sources for the identification of prospective nominees. The nominating and corporate governance committee also has authority to retain third-party search firms to identify director candidates, and the committee may consider proposed nominees that are identified by stockholders in the manner prescribed by our bylaws. In order for a stockholder to recommend a prospective nominee for election to the board at an annual meeting, our bylaws require the stockholder to be entitled to vote at the meeting, to provide a written notice to our corporate Secretary including information specified in our bylaws and to be a stockholder of record at the time of giving the notice. See “Stockholders’ Proposals and Nominations for 2007 Annual Meeting” for a description of the required contents and applicable deadlines for the stockholders’ notice.
      Once the nominating and corporate governance committee has identified a prospective nominee, the committee evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Practices and Policies, which permits the committee to take into account all factors it considers appropriate, including: (1) the extent to which a proposed nominee would ensure that the board of directors as a whole is diverse and consists of individuals with various and relevant career experience, technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert”), local or community ties, any actual or potential conflicts of interest posed by the proposed nominee’s election as a director, and the proposed nominee’s time available to devote to board and committee activities and to enhance his or her knowledge of our business, (2) personal qualifications, including strength of character, maturity of judgment, familiarity with our business and industry, independence of thought and an ability to work collegially, and (3) the extent to which the candidate would fill a present need on the board.
      While the nominating and corporate governance committee has no formal process for evaluating proposed nominees, the members of the committee generally will review the resume of a proposed nominee and consult the proposed nominee’s personal references. The committee may also personally interview (and suggest that other members of the board of directors interview) the proposed nominee, if the committee considers the proposed nominee sufficiently suitable. After completing this evaluation, the committee makes a recommendation to the full board of directors as to the persons who should be nominated by the board, and the board determines the nominees after considering the recommendation and report of the committee.
      Mr. Draper, Mr. Eisenberg, Mr. Fox, Mr. Kundrun, Mr. Mende, Mr. Quillen and Mr. Wood were each recommended by the nominating and corporate governance committee for nomination for election at the Annual Meeting. All of these nominees are directors standing for reelection.
Compensation Committee Interlocks and Insider Participation
      Mr. Krueger, who served as a member of our compensation committee until his resignation from our board of directors on January 25, 2006 in connection with the Resale Offering, is an executive officer of the general partner of the First Reserve Stockholders. First Reserve engaged in certain transactions with us and our subsidiaries, as described more fully in “— Other Matters — Certain Relationships and Related Party Transactions.” During 2005, Mr. Krueger also served on the board of GP Natural Resource Partners LLC, the general partner of Natural Resource Partners, L.P., our largest landlord in 2005 based on lease, royalty and property tax reimbursement payments.
      Mr. Mende, who served as a member of our compensation committee until Mr. Wood’s election to the board of directors and appointment to the compensation committee on January 25, 2006, is affiliated with AMCI. AMCI and certain entities affiliated with AMCI have engaged in certain transactions with us and our subsidiaries, as described more fully in “— Other Matters — Certain Relationships and Related Party Transactions.”
Director Attendance
      During 2005, the board of directors held eight meetings and took action by unanimous written consent on five occasions, the audit committee held 16 meetings and acted by unanimous written consent on three occasions, the compensation committee held six meetings and acted by unanimous written consent on two occasions, and the nominating and corporate governance committee held three meetings and acted by unanimous written consent on one occasion. Under our Corporate Governance Practices and Policies, directors are expected to attend board meetings and meetings of committees on which they serve in person or by conference telephone, and directors are encouraged to attend the annual meeting of stockholders. Each of our directors attended at least 75% of the aggregate of the total number of board and committee meetings held in 2005 during the period for which he was a director and served on the applicable committee, other than Mr. Mende, and each of our directors who were then members of, or nominated for election to, the board of directors, attended our 2005 annual meeting of stockholders.
Communications with the Board
      Stockholders and other parties interested in communicating directly with our board of directors, a board committee, the non-management directors, the independent directors or with an individual director may do so by sending an email to vgroves@alphanr.com or writing to the Board of Directors, Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, VA 24212, attention: Vaughn R. Groves, General Counsel. Communications should specify the addressee(s) and the general topic of the communication. Our general counsel will review and sort communications before forwarding them to the addressee(s). Concerns relating to accounting or auditing matters or possible violations of our Code of Business Ethics should be reported pursuant to the procedures outlined in the Code, which is available on our website at: www.alphanr.com.
Information Concerning Executive Officers
      The following table sets forth the names, ages and titles of our executive officers.

Name	Age	Position

Michael J. Quillen	57	President, Chief Executive Officer and Director
Kevin S. Crutchfield	45	Executive Vice President
D. Scott Kroh	56	Executive Vice President
David C. Stuebe	65	Vice President and Chief Financial Officer
Michael D. Brown	44	Vice President
Vaughn R. Groves	49	Vice President and General Counsel
Eddie W. Neely	54	Vice President and Controller
      Each officer serves at the discretion of our board of directors and holds office until his or her successor is appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.
      Set forth below is a description of the background of the persons named above, other than Mr. Quillen, whose background is provided above in “— Information Concerning Director Nominees”:
      Kevin S. Crutchfield has served as our Executive Vice President since our formation in November 2004. Mr. Crutchfield joined the Alpha management team as the Executive Vice President of Alpha Natural Resources, LLC and Vice President of ANR Holdings, LLC in March 2003, and also served as the Executive Vice President of ANR Holdings, LLC from November 2003 until ANR Holdings was merged with another of our subsidiaries in December 2005. From June 2001 through January 2003, he was President of Coastal Coal Company and Vice President of El Paso Corporation. Prior to joining El Paso, he served as President of

AMVEST Corporation, a coal and gas producer and provider of related products and services, and held executive positions at AEI Resources, Inc., most recently as President and Chief Executive Officer. Before joining AEI Resources, Inc., he served as the Chairman, President and Chief Executive Officer of Cyprus Australia Coal Company and held executive operating management positions with Cyprus in the U.S. before being relocated to Sydney, Australia in 1997. He worked for Pittston Coal Company in various operating and executive management positions from 1986 to 1995 serving most recently as Vice President Operations prior to joining Cyprus Amax Coal Company.
      D. Scott Kroh has served as our Executive Vice President since our formation in November 2004. Mr. Kroh joined the Alpha management team as the Executive Vice President of Alpha Natural Resources, LLC in March 2003, and also served as the Executive Vice President of ANR Holdings, LLC from November 2003 until ANR Holdings was merged with another of our subsidiaries in December 2005. From June 1989 through February 2003 he served as President of Tanoma Energy’s sales and mining company, an AMCI affiliate located in Latrobe, Pennsylvania. Mr. Kroh also served as Vice President of AMCI Export from January 1992 until February 2003. Prior to founding Tanoma Energy he served as Vice President of Sales for Amerikohl Mining Company of Butler, Pennsylvania from 1980 until May 1989. Mr. Kroh began his career in the coal business in 1978 as a salesman for Ringgold Mining Company of Kittanning, Pennsylvania.
      David C. Stuebe has served as our Vice President and Chief Financial Officer since our formation in November 2004. Mr. Stuebe joined the Alpha management team as the Vice President and Chief Financial Officer of Alpha Natural Resources, LLC in October 2003, and also served as the Vice President and Chief Financial Officer of ANR Holdings, LLC from November 2003 until ANR Holdings was merged with another of our subsidiaries in December 2005. Mr. Stuebe served from March 2000 to July 2003 as Senior Vice President-Finance and Administration of Hearth and Home Technologies, Inc., a wholly-owned subsidiary of HON INDUSTRIES Inc., a leading manufacturer of office systems and hearth products, and from October 1994 to March 2000 as Vice President and Chief Financial Officer of the parent, HON INDUSTRIES Inc. Prior to joining HON, he served as President, Chief Executive Officer and Director of United Recycling Industries, Inc., a metals broker, precious metals recycler and non-ferrous metals producer from 1990 to 1994, as President, Chief Executive Officer and Director of Auto Specialties Manufacturing, Inc., a manufacturer of O.E.M. truck and construction equipment components from 1988 to 1990, and as Chairman, President and Chief Executive and Chief Financial Officer of MSL Industries, Inc., a manufacturer and distributor of fasteners, tubing, roll-form shapes, electric motors, components for electric utilities and missile components from 1981 to 1987. Mr. Stuebe’s business background also includes significant general and financial management positions with Carpetland U.S.A. and the Scholl Products Group of Schering-Plough, as well as 13 years of audit experience with an international public accounting firm.
      Michael D. Brown has served as our Vice President since our formation in November 2004. Mr. Brown joined the Alpha management team as Vice President of Alpha Natural Resources, LLC in March 2003, and also served as Vice President of ANR Holdings, LLC from November 2003 until ANR Holdings was merged with another of our subsidiaries in December 2005. From 2000 through March 2003, he served as Vice President — Development and Technical Resources for Pittston Coal Company. Prior to this he served as Pittston’s Group Vice President of Metallurgical Operations, which included all Pittston properties acquired by Alpha. Mr. Brown served in numerous other executive and financial positions within Pittston Coal Company including a two year period as the chief operating officer for Pittston’s affiliated gas and timber companies. Mr. Brown was affiliated with Pittston Coal from June 1984 until his employment at Alpha.
      Vaughn R. Groves has served as our Vice President and General Counsel since our formation in November 2004. Mr. Groves joined the Alpha management team as the Vice President and General Counsel of Alpha Natural Resources, LLC in October 2003, and also served as the Vice President and General Counsel of ANR Holdings, LLC from November 2003 until ANR Holdings was merged with another of our subsidiaries in December 2005. Prior to that time, he served as Vice President and General Counsel of Pittston Coal Company from 1996 until joining Alpha, and as Associate General Counsel of Pittston Coal Company from 1991 until 1996. Before joining Pittston Coal, he was associated with the law firm of Jackson Kelly PLLC, one of the leading mineral law firms in the Appalachian region. He is also a mining engineer and before obtaining his law degree, he worked as an underground section foreman, construction foreman and mining engineer for Monterey Coal Company.
      Eddie W. Neely has served as our Vice President and Controller since our formation in November 2004. Mr. Neely joined the Alpha management team as the Secretary of Alpha Natural Resources, LLC in August 2002, and has also served as Vice President and Controller of Alpha Natural Resources, LLC since March 2003. From August 1999 to August 2002, he served as Chief Financial Officer of White’s Fresh Foods, Inc., a family-owned supermarket chain. In August 2001, White’s Fresh Foods, Inc. filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Prior to joining White’s Fresh, from October 1997 to August 1999, Mr. Neely was Controller for Hunt Assisted Living, LLC, a company that developed, constructed, managed and operated assisted living facilities for the elderly. Mr. Neely served as Director of Accounting for The Brinks Company (formerly known as The Pittston Company) from January 1996 until October 1997 and held various accounting and finance positions with Pittston Coal Company and subsidiaries prior to January 1996. Mr. Neely is a certified public accountant.
Security Ownership of Certain Beneficial Owners and Management
      The following table and accompanying footnotes show information regarding the beneficial ownership of shares of our common stock as of March 31, 2006 for:

•	each person who is known by us to own beneficially more than 5% of our common stock;

•	each director and nominee for director, each person who served as our Chief Executive Officer for any portion of 2005 and each of our four other most highly compensated executive officers for 2005; and

•	all current members of our board of directors and our executive officers as a group.
      Except as otherwise indicated, the address for each person listed below is c/o Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212.
      Except as otherwise noted, the individual or his or her family members had sole voting and investment power with respect to such shares. The percentages of beneficial ownership set forth below are based on 64,949,916 shares of our common stock issued and outstanding as of March 31, 2006.

Name and Address of Beneficial Owner(1)	Number	Percent

Fritz R. Kundrun(2)	11,355,796	17.48%
Hans J. Mende(2)	11,351,896	17.48
Michael J. Quillen(3)	791,595	1.22
Kevin S. Crutchfield(4)	271,983	0.42
D. Scott Kroh(5)	1,737,231	2.67
David C. Stuebe(6)	167,245	0.26
Michael D. Brown(7)	176,708	0.27
E. Linn Draper, Jr.(8)	2,000	0.00
Glenn A. Eisenberg(8)	2,000	0.00
John W. Fox, Jr.(8)	12,000	0.02
Ted G. Wood	0	—
All executive officers and directors as a group(9)(13 persons)	13,230,054	20.35

(1)	The shares of our common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. In accordance with the beneficial ownership rules of the Securities and Exchange Commission, the table does not reflect an aggregate of 278,869 shares of common stock reserved for issuance upon the exercise of outstanding options not exercisable within 60 days held by certain of our directors and executive officers under our Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan and our Alpha Coal Management 2004 Long-Term Incentive Plan.

(2)	Reflects beneficial ownership through shared voting and investment power over shares of common stock held by the following entities affiliated with the owners of AMCI, which entities own of record the following number of shares of our common stock as of March 31, 2006: AMCI Holdings, Inc. (2,739,684 shares), Beta Resources II, LLC (1,126,250 shares), Creekside II, Inc. (1,732,195 shares), Laurel Energy II, LP (775,168 shares), Madison Mining Company II, LLC (124,754 shares), Redbank II, Inc. (675,727 shares), Tanoma Energy II, Inc. (3,087,021 shares), and Vollow Resources II, LLC (1,091,097 shares). AMCI Holdings, Inc. is the indirect owner of 100% of Creekside II, Inc. and Redbank II, Inc., and may be deemed to have beneficial ownership of the shares held by those entities. The address for each of the above entities and Messrs. Mende and Kundrun is c/o American Metals & Coal International, Inc., One Energy Place, Suite 1000, Latrobe, PA 15650, Attention: Hans J. Mende, President.

(3)	Includes beneficial ownership of 225,831 unvested shares of stock subject to forfeiture under the terms of our stockholder agreement, and 75,765 unvested shares of stock issued under our Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan, which shares vest over time as described in “— Executive Compensation and Other Matters — Employment Contracts, Termination of Employment and Change of Control Arrangements — Vesting Provisions Regarding Options, Performance Share Awards and Stock.”

(4)	Includes beneficial ownership of 112,914 unvested shares of stock subject to forfeiture under the terms of our stockholder agreement, and 31,473 unvested shares of stock issued under our Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan, which shares vest over time as described in “— Executive Compensation and Other Matters — Employment Contracts, Termination of Employment and Change of Control Arrangements — Vesting Provisions Regarding Options, Performance Share Awards and Stock.” Also includes 14,581 shares issuable upon exercise of options held by Mr. Crutchfield that are exercisable within 60 days.

(5)	Includes beneficial ownership of 90,330 unvested shares of stock subject to forfeiture under the terms of our stockholder agreement, and 31,296 unvested shares of stock issued under our Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan, which shares vest over time as described in “— Executive Compensation and Other Matters — Employment Contracts, Termination of Employment and Change of Control Arrangements — Vesting Provisions Regarding Options, Performance Share Awards and Stock.” Also includes beneficial ownership of one-third of the shares of common stock held as of March 31, 2006 directly by each of Tanoma Energy II, Inc. and Madison Mining Company II, LLC, and 44.3% of the shares held directly by Laurel Energy II, LP through Mr. Kroh’s investment power over these shares. Mr. Kroh disclaims beneficial ownership of all other shares of common stock held by the entities listed in the previous sentence.

(6)	Includes beneficial ownership of 67,752 unvested shares of stock subject to forfeiture under the terms of our stockholder agreement, and 19,584 unvested shares of stock issued under our Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan, which shares vest over time as described in “— Executive Compensation and Other Matters — Employment Contracts, Termination of Employment and Change of Control Arrangements — Vesting Provisions Regarding Options, Performance Share Awards

and Stock.” Also includes 8,000 shares issuable upon exercise of options held by Mr. Stuebe that are exercisable within 60 days.

(7)	Includes beneficial ownership of 67,246 unvested shares of stock subject to forfeiture under the terms of our stockholder agreement, and 21,648 unvested shares of stock issued under our Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan, which shares vest over time as described in “— Executive Compensation and Other Matters — Employment Contracts, Termination of Employment and Change of Control Arrangements — Vesting Provisions Regarding Options, Performance Share Awards and Stock.” Also includes 20,568 shares issuable upon exercise of options held by Mr. Brown that are exercisable within 60 days.

(8)	Includes 2,000 shares issuable upon exercise of options held by each of Messrs. Draper, Eisenberg and Fox that are exercisable within 60 days.

(9)	See notes (2) through (8) above. Also includes (a) an additional 54,190 unvested shares of stock subject to forfeiture under the terms of our stockholder agreement, (b) an additional 19,023 unvested shares of stock issued under our Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan, which shares vest over time as described in “— Executive Compensation and Other Matters — Employment Contracts, Termination of Employment and Change of Control Arrangements — Vesting Provisions Regarding Options, Performance Share Awards and Stock,” and (c) an additional 84 shares issuable upon exercise of options that are exercisable within 60 days, held by our executive officers who are not separately listed in this table.

Executive Compensation and Other Matters
      The following summary compensation table sets forth information concerning the compensation by us of Michael J. Quillen, our Chief Executive Officer and President, and our other four most highly compensated executive officers for each of the last three completed fiscal years.
Summary Compensation Table

				Long-Term
				Compensation

		Annual Compensation		Securities
				Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)(2)	Options (#)	Compensation ($)

Michael J. Quillen	2005	434,542	395,000	—	60,001	(4)
Chief Executive Officer and	2004	420,004	929,409	—	45,048	(4)
President	2003	420,468	115,000	—	19,023	(4)
Kevin Crutchfield	2005	372,484	273,000	72,905	42,126	(5)
Executive Vice President(3)	2004	360,022	600,359	—	32,390	(5)
	2003	311,295	100,000	—	144,541	(5)
D. Scott Kroh	2005	370,392	255,000	—	39,236	(6)
Executive Vice President(3)	2004	358,000	401,000	—	23,944	(6)
	2003	287,332	100,000	—	10,367	(6)
David C. Stuebe	2005	289,713	210,000	40,000	42,451	(7)
Vice President and Chief	2004	280,020	396,060	—	83,688	(7)
Financial Officer(3)	2003	84,620	30,000	—	28,375	(7)
Michael D. Brown	2005	284,519	255,000	40,000	32,421	(8)
Vice President(3)	2004	257,696	425,143	62,841	23,334	(8)
	2003	169,091	100,000	—	6,224	(8)

(1)	We generally pay bonuses in the year following the year in which they were earned. Unless otherwise noted, bonus amounts presented represent employee performance bonuses and are reported for the year in which they were earned, though they may have been paid in the following year.

(2)	Each of the bonuses presented for 2004 include a special bonus paid in June 2004 to recognize efforts in connection with the recapitalization of Alpha Natural Resources, LLC in May 2004, a vacation bonus in the amount of $1,000 and bonuses earned in 2004 under our Annual Incentive Bonus Plan based on the achievement of specified financial performance, operating and safety goals for fiscal 2004.

(3)	Messrs. Crutchfield, Kroh, Brown and Stuebe joined us on varying dates in 2003 and the respective compensation for 2003 is reported only from the start date to year end.

(4)	Includes our contributions under our 401(k) Plan on behalf of Mr. Quillen and (a) imputed income of $5,723 and $2,998 in respect of life insurance in fiscal 2005 and 2004, respectively, and (b) $43,778 contributed to Mr. Quillen’s account in December 2005 under the Supplemental Retirement Plan (the “SRP”) feature of our Amended and Restated Deferred Compensation Plan. Amounts reflected for 2004 and 2003 also include contributions to Mr. Quillen’s account under the SRP in the amount of $31,800 and $11,023 earned in fiscal 2004 and 2003, respectively, which amounts were contributed in August 2005 in connection with the adoption of the SRP.

(5)	Includes our contributions under our 401(k) Plan on behalf of Mr. Crutchfield and (a) imputed income of $1,133 and $589 in respect of life insurance in fiscal 2005 and 2004, respectively, (b) $30,493 contributed to Mr. Crutchfield’s account in December 2005 under the SRP and (c) $126,495 of relocation expenses reimbursed by us and tax gross-up payments paid by us in connection with the expense reimbursement in fiscal 2003. Amounts reflected for 2004 and 2003 also include contributions to Mr. Crutchfield’s account under the SRP in the amount of $21,551 and $10,046 earned in fiscal 2004 and 2003, respectively, which amounts were contributed in August 2005 in connection with the adoption of the SRP.

(6)	Includes our contributions under our 401(k) Plan on behalf of Mr. Kroh and (a) imputed income of $4,792 and $1,344 in respect of life insurance in fiscal 2005 and 2004, respectively, and (b) $25,321 contributed to Mr. Kroh’s account in December 2005 under the SRP. Amounts reflected for 2004 and 2003 also include contributions to Mr. Kroh’s account under the SRP in the amount of $16,450 and $4,367 earned in fiscal 2004 and 2003, respectively, which amounts were contributed in August 2005 in connection with the adoption of the SRP.

(7)	Includes our contributions under our 401(k) Plan on behalf of Mr. Stuebe and (a) imputed income of $10,917 and $2,938 in respect of life insurance in fiscal 2005 and 2004, respectively, (b) $21,034 contributed to Mr. Stuebe’s account in December 2005 under the SRP and (c) $61,949 and $25,836 of relocation expenses reimbursed by us and tax gross-up payments paid by us in connection with the expense reimbursements in fiscal 2004 and 2003, respectively. The amount reflected for 2004 also includes a contribution to Mr. Stuebe’s account under the SRP in the amount of $8,551 earned in fiscal 2004, which amount was contributed in August 2005 in connection with the adoption of the SRP.

(8)	Includes our contributions under our 401(k) Plan on behalf of Mr. Brown and (a) imputed income of $851 and $399 in respect of life insurance in fiscal 2005 and 2004, respectively, and (b) $21,070 contributed to Mr. Brown’s account in December 2005 under the SRP. The amount reflected for 2004 also includes a contribution to Mr. Brown’s account under the SRP in the amount of $12,685 earned in fiscal 2004, which amount was contributed in August 2005 in connection with the adoption of the SRP.

Option Grants During 2005
      The table below sets forth the options granted to our named executive officers during 2005.

	Individual Grants				Potential Realizable
Value at Assumed
	Number of	% of Total			Annual Rate of Stock
	Securities	Options	Exercise		Appreciation for
	Underlying	Granted to	Price Per		Option Term(4)
	Options	Employees	Share	Expiration
Name	Granted(1)	in 2005(2)	($/Share)	Date(3)	5.0% ($)	10.0% ($)

Michael J. Quillen	—	—	—	—	—	—
Kevin Crutchfield	72,905	9.81%	19.00	2/14/2015	871,215	2,207,563
D. Scott Kroh	—	—	—	—	—	—
David C. Stuebe	40,000	5.38%	19.00	2/14/2015	478,000	1,211,200
Michael D. Brown	40,000	5.38%	19.00	2/14/2015	478,000	1,211,200

(1)	These options were granted under our Long-Term Incentive Plan and they vest over a five year period, with 20% vesting on each of the first, second, third, fourth and fifth anniversaries of the date of grant.

(2)	Based on an aggregate of 742,905 shares of our common stock that are subject to options granted to employees during 2005.

(3)	The term of each option granted under the Long-Term Incentive Plan is generally ten years from the date of grant. Options may terminate before their expiration date if the option holder’s status as an employee is terminated or upon the option holder’s death or disability.

(4)	The potential realizable values are based on an assumption that the stock price of our common stock will appreciate at the annual rate shown, compounded annually, from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect estimates of future stock price growth of our shares of common stock.
2005 Fiscal Year-End Option Values
      The following table sets forth information concerning the number and value of securities underlying unexercised options held by our named executive officers as of December 31, 2005. None of our named executive officers exercised any options during 2005.

	Number of
	Securities Underlying		Value of Unexercised
	Unexercised Options		In-The-Money Options at
	at Fiscal Year-End (#)		Fiscal Year-End ($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael J. Quillen	—	—	—	—
Kevin Crutchfield	—	72,905	—	15,310
D. Scott Kroh	—	—	—	—
David C. Stuebe	—	40,000	—	8,400
Michael D. Brown	12,568	90,273	81,441	334,169

(1)	Values are calculated based on the closing price of our common stock on December 30, 2005 (i.e., $19.21 per share) less the applicable exercise price.
      Employment Contracts, Termination of Employment and Change of Control Arrangements
      Third Amended and Restated Employment Agreement with Michael J. Quillen. On March 22, 2006, our indirect wholly-owned subsidiary, Alpha Natural Resources Services, LLC (“Alpha Services”) entered into a Third Amended and Restated Employment Agreement with Mr. Quillen to serve as our Chief Executive Officer and to be nominated for re-election to our board of directors, which agreement is effective as of January 1, 2006. Pursuant to the employment agreement, Mr. Quillen receives a base salary of $650,000 per annum, subject to any increase as determined by our compensation committee or the board of directors. In addition, Mr. Quillen is entitled to receive under our Annual Incentive Bonus Plan an annual bonus targeted at 100% of his then current base salary, with a maximum target bonus opportunity of 200% of his then current base salary, based upon achievement of certain performance and other goals, and to participate in our Retention Compensation Plan on the same basis as his direct reports. Under the agreement, each time that our compensation committee or board of directors grants any equity securities to any senior executive officers reporting directly to Mr. Quillen, other than inducement awards to potential new employees, Mr. Quillen is entitled to be granted an equity award of the same type of security granted to his direct reports targeted at 150% of the highest number of such security granted to any direct report. In the event a “change in control” (as defined in the agreement) occurs during the term of the agreement, Mr. Quillen is entitled to receive a minimum lump sum cash payment equal to a pro rata target bonus for the year in which the change in control occurs. Mr. Quillen is also entitled to participate in our benefit plans. In the event that any payments or distributions to Mr. Quillen pursuant to the employment agreement or otherwise would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then the agreement obligates us (subject to certain exceptions) to pay Mr. Quillen an additional tax gross-up payment such that the net amount retained by Mr. Quillen, after deduction of any excise tax imposed under Section 4999 of the Internal Revenue Code and any taxes imposed upon the gross-up payment itself, is equal to the amount that would have been payable or distributable to Mr. Quillen if such payments or distributions did not constitute excess parachute payments.
      The initial term of Mr. Quillen’s employment agreement ends on December 31, 2006, and the agreement renews for successive annual terms unless terminated by Mr. Quillen or Alpha Services in advance of the end of the initial term or any renewal term. Alpha Services may terminate Mr. Quillen’s employment at any time and for any reason and Mr. Quillen may resign at any time and for any reason. Under his employment agreement, Mr. Quillen has agreed to certain non-competition provisions. In consideration for this non-competition agreement and contingent upon Mr. Quillen’s execution of an agreed-upon form of separation of employment agreement and general release, Alpha Services has agreed to make payments to Mr. Quillen following the termination of his employment. If Mr. Quillen resigns for “good reason” (as defined in the agreement) or Alpha Services terminates Mr. Quillen without “employer cause” (as defined in the agreement), or in the event Mr. Quillen ceases to be employed by us as a result of his death or permanent disability, the vesting of all of Mr. Quillen’s stock options, restricted stock and other equity rights awarded after the date of his employment agreement will be fully accelerated, and we will be required to pay to Mr. Quillen his earned but unpaid salary through the date of termination, any bonuses payable for prior years, the pro rata portion of his bonus payable for the current year, and, in the case of a resignation by Mr. Quillen for good cause or termination of Mr. Quillen by Alpha Services (but not death or permanent disability), an amount equal to 200% of his then current base salary and target annual bonus in installments over the following twenty-four months, except that if the resignation by Mr. Quillen for good cause or termination by Alpha Services without employer cause occurs during the 90 days prior to or on or within one year after a change in control, then we will be required to pay him an amount equal to 300% (instead of 200%) of his then current base salary and target annual bonus, and we will also be required to pay him an amount equal to the difference between the present value of his accrued benefits on the termination date under our defined benefit plans and supplemental retirement plan and the present value of benefits to which he would have been entitled had he continued to participate in such plans for an additional three years.
      Employment Agreement with Kevin S. Crutchfield. On March 22, 2006, Alpha Services entered into an Employment Agreement with Mr. Crutchfield to serve as our Executive Vice President, which agreement is effective as of January 1, 2006. Pursuant to the employment agreement, Mr. Crutchfield receives a base salary of $378,023 per annum, subject to any increase as determined by our compensation committee or the board of directors. In addition, Mr. Crutchfield is entitled to receive under our Annual Incentive Bonus Plan an annual bonus targeted at 75% of his then current base salary, with a maximum target bonus opportunity of 150% of his then current base salary, based upon achievement of certain performance and other goals, and to participate in our Retention Compensation Plan. In the event a “change in control” (as defined in the agreement) occurs during the term of the agreement, Mr. Crutchfield is entitled to receive a minimum lump sum cash payment equal to a pro rata target bonus for the year in which the change in control occurs. Mr. Crutchfield is also entitled to participate in our benefit plans. In the event that any payments or distributions to Mr. Crutchfield pursuant to the employment agreement or otherwise would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then the agreement obligates us (subject to certain exceptions) to pay Mr. Crutchfield an additional tax gross-up payment such that the net amount retained by Mr. Crutchfield, after deduction of any excise tax imposed under Section 4999 of the Internal Revenue Code and any taxes imposed upon the gross-up payment itself, is equal to the amount that would have been payable or distributable to Mr. Crutchfield if such payments or distributions did not constitute excess parachute payments.
      The initial term of Mr. Crutchfield’s employment agreement ends on December 31, 2006, and the agreement renews for successive annual terms unless terminated by Mr. Crutchfield or Alpha Services in advance of the end of the initial term or any renewal term. Alpha Services may terminate Mr. Crutchfield’s employment at any time and for any reason and Mr. Crutchfield may resign at any time and for any reason. Under his employment agreement, Mr. Crutchfield has agreed to certain non-competition provisions. In consideration for this non-competition agreement and contingent upon Mr. Crutchfield’s execution of an agreed-upon form of separation of employment agreement and general release, Alpha Services has agreed to make payments to Mr. Crutchfield following the termination of his employment. If Mr. Crutchfield resigns for “good reason” (as defined in the agreement) or Alpha Services terminates Mr. Crutchfield without “employer cause” (as defined in the agreement), or in the event Mr. Crutchfield ceases to be employed by us as a result of his death or permanent disability, the vesting of all of Mr. Crutchfield’s stock options, restricted stock and other equity rights awarded after the date of his employment agreement will be fully accelerated, and we will be required to pay to Mr. Crutchfield his earned but unpaid salary through the date of termination, any bonuses payable for prior years, the pro rata portion of his bonus payable for the current year, and, in the case of a resignation by Mr. Crutchfield for good cause or termination of Mr. Crutchfield by Alpha Services (but not death or permanent disability), an amount equal to 150% of his then current base salary and target annual bonus in installments over the following twelve months, except that if the resignation by Mr. Crutchfield for good cause or termination by Alpha Services without employer cause occurs during the 90 days prior to or on or within one year after a change in control, then we will be required to pay him an amount equal to 200% (instead of 150%) of his then current base salary and target annual bonus, and we will also be required to pay him an amount equal to the difference between the present value of his accrued benefits on the termination date under our defined benefit plans and supplemental retirement plan and the present value of benefits to which he would have been entitled had he continued to participate in such plans for an additional two years.
      D. Scott Kroh Employment Agreement. On January 1, 2003, Alpha Natural Resources, LLC entered into an employment agreement with D. Scott Kroh to serve as our Executive Vice President. On December 31, 2003, this agreement was assigned to our wholly-owned subsidiary, Alpha Coal Sales Co., LLC (“Alpha Coal Sales”). Pursuant to the employment agreement, as amended, Mr. Kroh receives a base salary of $360,000 per annum, subject to any increase as determined by the compensation committee of our board of directors. In addition, Mr. Kroh is entitled to receive an annual bonus ranging between 50% and 200% of his then current base salary, based upon achievement of certain performance and other goals. Mr. Kroh is also entitled to participate in our benefit plans.
      The current term of Mr. Kroh’s employment agreement, as amended, ends on March 11, 2007, and the agreement renews for successive annual terms unless terminated by Mr. Kroh or us in advance of the end of any renewal term. Alpha Coal Sales may terminate Mr. Kroh’s employment at any time and for any reason and Mr. Kroh may resign at any time and for any reason. Under his employment agreement, Mr. Kroh has agreed to certain non-competition provisions. In consideration for this non-competition agreement, Alpha Coal Sales has agreed to make payments to Mr. Kroh following the termination of his employment. If Mr. Kroh’s employment is terminated without “employer cause” (as defined in the agreement), Mr. Kroh resigns for “employee cause” (as defined in the agreement), or in the event Mr. Kroh ceases to be employed by us as a result of his death or permanent disability, Alpha Coal Sales will be required to pay Mr. Kroh his earned but unpaid salary through the date of termination, and to continue to pay his then current base salary for the following twelve months. In addition, Mr. Kroh would be entitled to receive any bonuses payable for prior years, plus the pro rata bonus payable for the current year, at the same time as bonuses are paid to similarly situated employees. Pursuant to the employment agreement, a resignation by Mr. Kroh for “employee cause” includes, among others, (i) a substantial diminution of his status or responsibilities, and (ii) his resignation during the period beginning three months and ending nine months following the liquidation or sale by First Reserve of more than 75% of its ownership in ANR Holdings, LLC and its affiliates, which liquidation or sale occurred pursuant to First Reserve’s sale of shares in the Resale Offering.
      Key Employee Separation Plan. The compensation committee of our board of directors has approved a Key Employee Separation Plan in which employees who are determined by the committee to be responsible for our continued growth, development and future financial success are eligible to participate, and has named two of our named executive officers, Michael D. Brown and David C. Stuebe, as participants in the Key Employee Separation Plan. Participants in the Key Employee Separation Plan will be entitled to receive, in the event of a “change in control” (as defined in the plan), a lump sum cash payment equal to a pro rata target annual bonus for the participant for the year in which the change in control occurs, payable contemporaneously with the change in control or as soon as administratively feasible thereafter. Contingent upon the participant’s execution of an agreed-upon form of general release, non-disparagement and non-competition agreement, in the event the participant’s employment is terminated by us without “cause” (as defined in the plan) or by participant for “good reason” (as defined in the plan) during the 90 days prior to or on or within one year after a change in control, the vesting of all of the participant’s stock options, restricted stock and other equity rights awarded after the adoption of the Key Employee Separation Plan will be fully accelerated, and we will be required to pay to the participant all of his or her earned but unpaid salary through the date of termination, any bonuses payable for prior years and the pro rata portion of his or her bonus payable for the current year, an amount equal to the difference between the present value of the participant’s accrued benefits under our defined benefit plans and supplemental retirement plan and the present value of benefits to which the participant would have been entitled had he or she continued to participate in such plans for his or her applicable “service period” (which is 24 months in the case of Messrs. Brown and Stuebe) and an amount equal to the participant’s applicable “benefit factor” (which is 2.0 in the case of Messrs. Brown and Stuebe) multiplied by the participant’s then current base salary and target annual bonus. Contingent upon the participant’s execution of an agreed-upon form of general release, non-disparagement and non-competition agreement, in the event the participant’s employment is terminated by us without cause or by participant for good reason at any time prior to 90 days before a change in control, the vesting of all of the participant’s stock options, restricted stock and other equity rights awarded after the adoption of the Key Employee Separation Plan will be fully accelerated, and we will be required to pay to the participant all of his or her earned but unpaid salary through the date of termination, any bonuses payable for prior years and the pro rata portion of his or her bonus payable for the current year, an amount equal to the difference between the present value of the participant’s accrued benefits under our defined benefit plans and supplemental retirement plan and the present value of benefits to which the participant would have been entitled had he or she continued to participate in such plans for his or her applicable “service period” (which is 24 months in the case of Messrs. Brown and Stuebe), and an amount equal to the participant’s applicable “benefit factor” (which is 1.5 in the case of Messrs. Brown and Stuebe) multiplied by the participant’s then current base salary and target annual bonus.
      Vesting Provisions Regarding Options, Performance Share Awards and Stock. We have adopted the Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan, which we refer to as the “2005 Plan,” and have assumed the Amended and Restated Alpha Natural Resources, Inc. 2004 Long-Term Incentive Plan, which we refer to as the “2004 Plan,” which provide for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), stock appreciation rights, restricted stock awards, dividend equivalents, performance-based awards and other stock-based awards. These plans provide that the board or committee approving the grant or issuance of awards shall determine in its discretion and specify in each agreement evidencing an award the effect on the award, if any, of the termination of employment of the award recipient or of a change in control of Alpha Natural Resources, Inc.

      As of March 31, 2006, there are options outstanding held by our named executive officers to purchase up to an aggregate of 152,905 and 62,841 shares of our common stock under the 2005 Plan and the 2004 Plan, respectively. Each outstanding stock option issued to our named executive officers under the plans has been issued pursuant to an option agreement that provides for vesting over a five year period, with 20% vesting on each of the first, second, third, fourth and fifth anniversaries of the date of grant while the executive continues to be employed by us. The option agreements further provide that the options will terminate after consummation of a “change of control,” as defined in the option agreements, and the board or committee that is responsible for administering the plan has discretion to provide that upon termination in connection with a change of control the option holders will receive (1) payment of an amount equal to the excess, if any, of the fair market value of the vested but unexercised option shares over the aggregate exercise price of such option shares, and/or (2) issuance of substitute awards for the vested but unexercised portion of the option.
      As of March 31, 2006, our named executive officers have been awarded performance share awards entitling them to receive shares of our common stock following the end of a three year performance period that commenced on January 1, 2006, with the payout of shares of stock following the end of the performance period to be based on an amount equal to a percentage of the executive’s annual base salary multiplied by a percentage ranging from 0% to 200% determined by the extent to which we achieve targeted growth in operating income and return on invested capital during the performance period. Each of the performance share awards granted to these executives has been awarded pursuant to a performance share award agreement, which provides that the executive shall not be entitled to receive any shares or other compensation with respect to the performance share awards if the executive ceases to be employed by us prior to the date shares of stock are issued to the executive following the end of the performance period, except that, if during the performance period a “change of control” (as defined in the agreement) occurs, the executive ceases to be employed by us as a result of the executive’s permanent disability or death, the executive’s employment is terminated by us other than for “cause” (as defined in the agreement), or the executive ceases to be employed by us as a result of the executive’s retirement, the executive shall be entitled to receive a prorated portion of the shares earned pursuant to the performance share award, determined at the end of the performance period based on the ratio of the number of complete months the executive is employed or serves during the performance period to the total number of months in the performance period.
      As of March 31, 2006, an aggregate of 179,766 shares of our common stock issued to and held by our named executive officers under our 2005 Plan are unvested and subject to forfeiture. All of the shares issued to our named executive officers under our 2005 Plan have been issued pursuant to restricted stock agreements that provide for vesting over a three year period, with one-third of the shares vesting on each of the first, second and third anniversaries of January 1, 2006. The agreements provide that all unvested shares are automatically forfeited on the date the executive ceases to be employed by us, except that all unvested shares automatically become vested upon the executive’s death or permanent disability, and the vesting schedule is accelerated by three months if the executive is terminated by us without “cause” (as defined in the agreements). In addition, all unvested shares automatically vest immediately prior to a “change of control” (as defined in the agreements).
      Pursuant to our stockholder agreement, an aggregate of 564,073 shares of our common stock held by our named executive officers are unvested and subject to forfeiture as of March 31, 2006. The stockholder agreement provides that an executive holding unvested shares whose employment is terminated by us for “cause” (as defined in the stockholder agreement), or who voluntarily terminates his employment will forfeit all of the unvested shares if the termination is prior to December 31, 2006. The stockholder agreement also provides that an executive holding unvested shares whose employment is terminated by us without cause, or due to retirement, death or disability, will become vested upon termination in a percentage of the total shares initially subject to vesting equal to the number of full calendar months then elapsed since December 31, 2004 divided by 24. The stockholder agreement further provides that vesting of all unvested shares will accelerate upon a “change of control” (as defined in the stockholder agreement).

Compensation Committee Report on Executive Compensation
      The compensation committee has the responsibility for reviewing and approving the compensation of our Chief Executive Officer and other executive officers, including approving any performance objectives relevant to our executive officers’ compensation and evaluating the achievement of those objectives. The committee also administers and approves awards under our equity incentive plans and reviews and recommends to our board of directors our executive officer compensation policies and practices generally and our director compensation program. The specific duties and responsibilities of the committee are described under “— Committees of the Board of Directors — Compensation Committee” and in the charter of the committee, which is available on our website at www.alphanr.com.
      The committee was formed by our board of directors in February 2005, prior to our initial public offering. The committee was initially comprised of four members, including E. Linn Draper, Jr., and John W. Fox, Jr., who have been determined by our board of directors to be independent under the New York Stock Exchange listing standards, and Alex T. Krueger and Hans J. Mende. In connection with our 2005 annual meeting of stockholders in April, 2005, Mr. Mende left the committee, such that a majority of the committee members were independent. In connection with the Resale Offering in January, 2006, Mr. Krueger resigned from the board of directors and newly elected independent director Ted G. Wood joined the committee, such that all current members of the committee are independent.
      The committee met six times and acted by unanimous written consent on two occasions during 2005. The committee’s meetings typically last several hours, and all committee members are actively engaged in the review of matters presented. The committee’s efforts during 2005 were focused on crafting compensation policies and practices designed to help us succeed as a public company in the highly competitive market for U.S. coal mining talent. The committee retained an outside compensation consultant, Mercer Human Resource Consulting, and also utilized the services of Deloitte Consulting LLP during 2005 to provide the committee with survey data and other information to assist the committee in establishing and implementing its overall compensation philosophy, independent of management. The members of the compensation committee are committed to attracting and retaining talented and motivated management and employees, which we believe is essential to creating long-term shareholder value.
      The committee has furnished the following report for 2005, which includes a discussion of our compensation and benefits programs during 2005, including compensation and benefits for our executive officers and Chief Executive Officer compensation in particular.
Objective of Our Executive Compensation Program
      The fundamental objective of our executive compensation program is to attract, retain and motivate key executives to enhance long-term profitability and stockholder value. We achieve this objective by:

•	Providing compensation that is targeted to be comparable to the compensation provided by a peer group composed primarily of similarly-sized publicly-traded coal, energy and mining companies, in order to be competitive with our peer group;

•	Providing compensation that is contingent upon remaining in our employ for a number of years, in order to encourage our executives to remain with us;

•	Linking significant elements of executive compensation to the achievement of pre-established operating and financial objectives, in order to motivate our executives to enhance our profitability; and

•	Rewarding executives for both short-and long-term enhancement of stockholder value, in order to align the interests of our executives with those of our stockholders.
      The peer group used by the committee in 2005 for comparisons is composed primarily of publicly-traded coal, energy and mining companies. The majority of the companies in the peer group used by the committee were part of the Russell 3000 Index shown in the stock performance chart that follows this report, and all of the coal companies in the peer group used by the committee were part of the Russell 3000 Coal Index shown in the stock performance chart.

Components of Executive Compensation
      Our compensation program for our executives in 2005 consisted of three key elements:

•	A base salary;

•	A performance-based annual bonus; and

•	A long-term incentive program consisting primarily of vesting provisions applicable to shares of restricted stock held by our executives, periodic grants of stock options and participation in a retention compensation plan.
      Base Salary. The committee reviews and determines the base salaries of our Chief Executive Officer and other key executives on an annual basis, and more frequently as may be necessary in order to achieve the executive compensation objectives established by the committee. In determining base salaries, the committee considers overall company performance, individual performance, competitive compensation and target total compensation. In March 2005, the committee conducted its annual review of base salaries of our executive officers and approved a 5% increase in base salaries for our Chief Executive Officer and his direct reports. In light of competitive hiring pressures we experienced during 2005, the committee again reviewed base salaries in November and approved base salary increases for certain of our management (not including the Chief Executive Officer) and adopted our retention compensation plan described below.
      Performance-Based Annual Incentive Awards. The compensation committee administers our stockholder-approved Annual Incentive Bonus Plan, a performance-based incentive bonus plan under which executive officers and key employees designated by the committee are eligible to receive cash bonus payments with respect to a specific performance period (for example, our fiscal year), based upon the achievement of certain pre-established operational and financial performance goals. In 2005, the committee, through its then Section 162(m) subcommittee, approved the payment of bonuses under the bonus plan for 2004 performance based upon the achievement of pre-established goals for return on investment, EBITDA, safety and certain strategic objectives. The aggregate amount of bonuses paid under the bonus plan to our Chief Executive Officer and four other named executive officers for 2004 performance was $2.3 million. The committee, through its Section 162(m) subcommittee, also established that target bonuses for executives under the bonus plan for 2005 performance will range from 15% to 150% (or 50% to 200% in the case of the Chief Executive Officer) of the executive’s base salary, based upon achievement of goals for EBITDA, return on invested capital, safety and certain strategic objectives.
      Long-Term Incentive Awards. The committee administers our two equity incentive plans and our retention compensation plan to provide long-term incentive opportunities for our executive officers. In 2005, the committee awarded long-term incentive opportunities to our named executive officers through the grant of stock options and participation in our retention compensation plan. The committee considered a number of factors in providing long-term incentives to our named executive officers in 2005, including the retention features of existing vesting provisions applicable to restricted stock issued to our executives in our internal restructuring and the employment agreements in place during 2005 with Mr. Quillen, our Chief Executive Officer, and Mr. Kroh, one of our Executive Vice Presidents.
      Stock Options. The committee granted options to purchase an aggregate of 152,905 shares of our common stock to our named executive officers in connection with our initial public offering. These options vest in five equal annual installments upon the first through the fifth anniversary of the date of grant while the executive remains employed by us. The committee believes that these stock options are consistent with the committee’s compensation objectives because they link the executive’s compensation to the enhancement of long-term shareholder value while at the same time encouraging the executive to remain employed by us during the vesting term of the option.
      Retention Compensation Plan. In November, 2005, the committee approved a retention compensation package plan in which certain of our officers and key employees designated from time to time by our Chief Executive Officer will be entitled to participate, including each of the named executive officers other than the Chief Executive Officer. The retention plan will entitle participants to receive cash payments equal to a specified percentage of the participant’s annual base salary in the first pay period of each of 2007, 2008 and 2009 if they are employed by us on the applicable payment date. The amount of the payments under the retention plan will be equal to 20% of the participant’s 2006 annual base salary for retention plan payments made in the first payroll period of 2007; 30% of the participant’s 2007 annual base salary for retention plan payments made in the first payroll period of 2008; and 50% of the participant’s 2008 annual base salary for retention plan payments made in the first payroll period of 2009. Retention plan payments are not earned proportionally through the calendar year and will not be prorated if a participant’s employment terminates for any reason prior to the scheduled payment date. The committee adopted the retention plan in response to competitive hiring pressures experienced by us in 2005, with the goal of encouraging the participants to remain employed by us in future years.
Deferred Compensation Plan
      We maintain a deferred compensation plan for the purpose of providing deferred compensation to key employees designated by management from time to time and approved by a management committee appointed by the board of directors for this purpose. The plan was amended during 2005 to include a supplemental retirement plan feature to provide benefits that would otherwise be denied participants by reason of certain limitations in the Internal Revenue Code.
Other Benefits
      We also provide certain other benefits to our executive officers that are not tied to any formal individual or corporate performance objectives and are intended to be part of a competitive overall compensation program. For example, we maintain a 401K plan, insurance and other benefit plans for our employees. Executives, including the named executive officers, participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed by or paid to executives under the plans.
Employment Agreements
      During 2005, we were party to employment agreements with Mr. Quillen, our Chief Executive Officer, and Mr. Kroh, one of our Executive Vice Presidents. The material terms of Mr. Kroh’s employment agreement is described in “— Employment Contracts, Termination of Employment and Change of Control Arrangements,” and the compensation paid to Mr. Quillen pursuant to his employment agreement during 2005 is described below.
Compensation of our Chief Executive Officer
      The committee meets annually to discuss the performance of Mr. Quillen, our Chief Executive Officer. The committee then determines Mr. Quillen’s compensation in accordance with his employment agreement and the compensation policies described above in this report. In 2005, the committee approved an increase in Mr. Quillen’s annual salary from $420,004 to $441,004. In 2005, the committee approved the payment to Mr. Quillen of a bonus under our bonus plan with respect to 2004 of $623,409, based upon the achievement of pre-established goals for return on investment, EBITDA, safety and certain strategic objectives, representing a payout of 74.2% of Mr. Quillen’s maximum bonus opportunity with respect to 2004 performance. The committee also established that Mr. Quillen’s target bonus under the bonus plan for 2005 performance would range from 50% to 200% of his base salary, based upon achievement of goals for EBITDA, return on invested capital, safety and certain strategic objectives. In 2006, the committee approved the payment to Mr. Quillen of his bonus with respect to 2005 of $395,000, based upon the achievement of the pre-established goals, representing 45.5% of Mr. Quillen’s target award.
Looking Ahead to 2006
      During 2005, the committee performed a comprehensive review of our executive compensation practices and policies with the assistance of Mercer Human Resource Consulting and Deloitte Consulting LLP. This

review resulted in a redesign of our long-term incentive awards, moving from stock option awards to restricted stock awards and performance share awards, which we adopted in March 2006. In addition, in March 2006 the committee approved new employment agreements with our Chief Executive Officer and Kevin C. Crutchfield, one of our Executive Vice Presidents, and adopted our Key Employee Separation Plan and named two of our named executive officers, Michael D. Brown, Vice President, and David C. Stuebe, Vice President and Chief Financial Officer, as participants in the plan. These developments are described in “— Employment Contracts, Termination of Employment and Change of Control Arrangements.”
Internal Revenue Code Section 162(m)
      Section 162(m) of the Internal Revenue Code precludes us from taking a federal income tax deduction for compensation paid in excess of $1 million to one or more of the executive officers named in this proxy statement. The committee considers the anticipated tax treatment to us and to our named executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive officer’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the committee’s control, can also affect deductibility of compensation. The committee will continue to assess alternatives for preserving the deductibility of compensation payments and benefits, consistent with sound executive compensation principles and the needs of the company.
      Compensation paid to our named executive officers may qualify for an exemption from the deduction limit if it satisfies certain conditions under Section 162(m). In order to make these exemptions from the deduction limits available under Section 162(m), during 2005 the committee delegated authority to administer and approve grants of options under our equity incentive plans and to approve and determine the attainment of performance goals with respect to performance-based compensation for our executive officers to a subcommittee whose members qualified as “outside directors” under Section 162(m). The membership of the committee changed in January 2006 so that all committee members are now independent and qualify as “outside directors” under Section 162(m), and the committee has therefore eliminated the Section 162(m) subcommittee and is now directly responsible for matters previously delegated to the subcommittee.

Respectfully submitted,
The Compensation Committee

E. Linn Draper, Chairman
John W. Fox, Jr.
Hans J. Mende
April 12, 2006
Note: Alex T. Krueger also served on the committee during 2005, however Mr. Krueger resigned from the board of directors in January, 2006. Ted G. Wood, a current member of the committee, did not serve on the committee during 2005. Hans J. Mende served on the committee during 2005, but left the committee in January, 2006 when Mr. Wood was appointed as a committee member.

Stock Price Performance Graph
      The following performance graph compares the cumulative total return to stockholders on a quarterly basis on our common stock with the cumulative total return to stockholders on a quarterly basis on two indices, the Russell 3000 Index and the Russell 3000 Coal Index. The graph assumes that:

•	you invested $100 in our common stock and in each index at the closing price on February 15, 2005;

•	all dividends were reinvested; and

•	you continued to hold your investment through December 31, 2005.
      You are cautioned against drawing any conclusions from the data contained in this graph, as past results are not necessarily indicative of future performance. The indices used are included for comparative purposes only and do not indicate an opinion of management that such indices are necessarily an appropriate measure of the relative performance of our stock.

	2/15/2005	3/31/2005	6/30/2005	9/30/2005	12/31/2005

Alpha Natural Resources, Inc.	100.00	150.89	125.69	158.10	101.10

Russell 3000 Index	100.00	98.22	100.43	104.46	106.60

Russell 3000 Coal Index	100.00	106.69	117.76	170.46	158.73

Other Matters
Certain Relationships and Related Party Transactions
      Payments by Affiliates of AMCI to Mr. Quillen. In 2005, certain affiliates of AMCI paid Michael J. Quillen, a member of our board of directors and our President and Chief Executive Officer, $250,000 pursuant to an agreement the AMCI affiliates and Mr. Quillen entered into in 2003 in connection with our acquisition of the U.S. coal production and marketing assets of AMCI, which we refer to in this proxy statement as “U.S. AMCI,” which payments were in respect of compensation deferred from his prior employment with U.S. AMCI. The purpose of this agreement was in part to recognize Mr. Quillen’s efforts in connection with our acquisition of U.S. AMCI.
      Also at the time of the U.S. AMCI acquisition and in further recognition of Mr. Quillen’s efforts in connection with the development and growth of U.S. AMCI over the previous five years and the contribution of U.S. AMCI to us, Hans J. Mende and Fritz R. Kundrun, who are members of our board of directors, and D. Scott Kroh, our Executive Vice President, who we refer to collectively in this proxy statement as the “AMCI Owners,” entered into an incentive agreement with Mr. Quillen. Under this incentive agreement, as amended, the AMCI Owners agreed to compensate Mr. Quillen upon our repayment of indebtedness that we incurred to our stockholders in connection with our Internal Restructuring, any sale or disposition by the AMCI Owners of our common stock received by them in the Internal Restructuring or any merger or consolidation of us with a third party or sale of all or substantially all of our assets to an unaffiliated party. The amount of the payment to Mr. Quillen under this incentive agreement will be equal to 5% of the net amount, if any, by which the value of the consideration received by the AMCI Owners exceeds an agreed upon net value of their interest in ANR Holdings, LLC at the time of the U.S. AMCI acquisition, minus 5% of certain of the AMCI Owners’ expenses for the transaction for which Mr. Quillen is paid. Mr. Quillen received a payment of approximately $22.9 million under the incentive agreement as a result of our repayment of indebtedness to our stockholders, including the AMCI Owners, in connection with our initial public offering in 2005. The incentive agreement terminates on the earlier to occur of March 11, 2010 and one year after the date Mr. Quillen ceases to be an officer or employee of ANR Holdings, LLC or any of its subsidiary or affiliated companies. In the event that the AMCI Owners have not transferred all of our common stock received by them in the Internal Restructuring in one or more transactions of the type listed above by March 11, 2010, the AMCI Owners have agreed to pay Mr. Quillen consideration equal to 5% of the amount by which the agreed or appraised fair market value of common stock on that date exceeds the agreed upon value referred to above.
      Transactions with Mr. Kroh. Mr. Kroh is a 50% owner of Robindale Energy Services, Inc., which is engaged in the business of waste coal sales and related businesses in Pennsylvania. From time to time, Robindale has sold and purchased and may in the future sell or purchase waste coal and related products to or from us. During 2005, we paid an aggregate of $1.0 million to Robindale as payment for trucking services and waste coal, and we had sales of $0.5 million to Robindale. We have agreed that Mr. Kroh’s continued relationship with Robindale will not cause a breach of his employment agreement with us, and Mr. Kroh has agreed that he will not participate in any decisions to enter into any transactions that might be proposed between Robindale and Alpha.
      Office Lease from Related Parties. We lease office space in Latrobe, Pennsylvania from the KMKT Partnership, which is 25% owned by Mr. Kroh, 25% owned by Mr. Mende, and 25% owned by Mr. Kundrun. The initial term of the lease extends through March 31, 2007 and provides for rental payments of $15,500 per month.
      Coal Transaction with Foundation. On October 26, 2004, we agreed to purchase an aggregate of 500,000 tons of coal from subsidiaries of Foundation Coal Holdings, Inc., which we refer to in this proxy statement as “Foundation,” with an option to purchase up to 25,000 tons more upon agreement of the parties. We paid Foundation an aggregate of $34.1 million during 2005 in connection with coal purchases pursuant to this agreement. The coal is deliverable in monthly installments during the period from January 2005 through March 2006. At the time the agreement was entered into, Mr. Mende and our former directors Messrs. Krueger and Macaulay were members of our board of directors who also served as directors of

Foundation, and First Reserve and entities affiliated with AMCI beneficially owned an aggregate of 12.6% of the outstanding shares of Foundation’s common stock as of September 30, 2005.
      Coal Transactions with the AMCI affiliates. During 2005, we were parties to coal purchase and sale transactions involving entities affiliated with AMCI valued at approximately $136.8 million. We are obligated to deliver 300,000 firm tons and 200,000 optional tons of coal during April 2005 through March 2006 to AMCI Metall & Kohle AG, a company owned by Mr. Mende and Mr. Kundrun, under an arrangement whereby we sell coal to AMCI Metall & Kohle AG at a price that is $1.00 per metric ton less than the price at which AMCI Metall & Kohle AG resells the coal to an international customer. Other than this arrangement with AMCI Metall & Kohle AG for coal shipped during April 2005 through March 2006, we have not paid or agreed to pay any commission or fee to Mr. Mende or Mr. Kundrun or any entities affiliated with AMCI in connection with our coal transactions with entities affiliated with AMCI during 2005.
      Mr. Krueger and Mr. Macaulay, former members of our board of directors, are members of the board of directors of AMCI Holdings Australia PTY LTD, one of the entities affiliated with AMCI in which an affiliate of First Reserve Fund X, L.P. holds a 49% equity interest and with which we have engaged in coal purchase and sale transactions that are included within the coal purchase and sale transactions described in the first sentence of the preceding paragraph.
      Solomons Mining Company. In March 2003, we consummated the U.S. AMCI acquisition pursuant to the terms of a Contribution Agreement dated December 31, 2002, as amended, among ANR Holdings, LLC, affiliates of First Reserve and selling entities affiliated with U.S. AMCI. We refer to the selling entities as the “AMCI Parties.” In connection with the U.S. AMCI acquisition, we acquired all of the equity interests of Solomons Mining Company and we agreed to operate Solomons for the account of the AMCI Parties until Solomons could be sold. We also agreed to pay the AMCI Parties $5.0 million in cash upon the disposition of Solomons, subject to certain adjustments based on the net proceeds of any sale, the cumulative profits or operating losses of Solomons and our costs in managing Solomons. The AMCI Parties in turn agreed to indemnify us for all liabilities associated with the operation of Solomons.
      On September 2, 2003, we transferred substantially all of the assets of Solomons and cash to the lessor of Solomons’ mining properties in connection with the settlement of a lease dispute. In connection with the settlement, ANR Holdings, LLC, First Reserve and the AMCI Parties agreed that Solomons would advance $3.1 million in installments to the lessor for the account of the AMCI Parties, by applying a portion of previously withheld funds and tax distributions due the AMCI Parties as members of ANR Holdings, LLC. The AMCI Parties also agreed to provide us an additional $1.0 million for Solomons’ operating expenses. The agreement also gave First Reserve the right to purchase membership interests of ANR Holdings, LLC from the AMCI Parties if the AMCI Parties failed to make their required payments, which purchase right was terminated in connection with the Internal Restructuring. We also entered into an agreement to purchase 350,000 tons of coal from a third party for the account of the AMCI Parties between April 2004 through November 2005. We refer to this agreement as the “Coal Supply Agreement.” On April 22, 2004, ANR Holdings, LLC, First Reserve and the AMCI Parties entered into an agreement under which we took the coal to be delivered under the Coal Supply Agreement and paid the AMCI Parties the difference between the agreed fair market value of the coal ($54.50 per ton), and the price paid under the Coal Supply Agreement ($34.50 per ton). We withheld up to 40% of the net proceeds to fund Solomons’ reclamation and other liabilities. As of November 30, 2005, the third party had shipped approximately 388,000 tons of coal pursuant to the Coal Supply Agreement.
      On January 25, 2006, Alpha NR Holding, Inc., affiliates of First Reserve and the AMCI Parties entered into a letter agreement amending the terms of the Contribution Agreement to discharge in full the obligations of the AMCI Parties to satisfy reclamation and other claims arising in connection with Solomons in exchange for a cash payment of approximately $4.1 by one of the AMCI Parties. We believe that the amount of this cash payment and prior amounts withheld or paid to us under the arrangements described above will be sufficient to satisfy all claims expected to arise related to Solomons.
      Transactions with Natural Resource Partners, L.P. Natural Resource Partners, L.P. is our largest landlord based on the aggregate of $22.1 million that we paid it in lease, royalty and property tax reimbursement and royalty payments during 2005. In 2005, Mr. Krueger, a former member of our board of directors, served as a member of the board of directors of GP Natural Resource Partners, LLC, the general partner of Natural Resource Partners, L.P., until his resignation from the board of directors of Natural Resource Partners, L.P.’s general partner on December 12, 2005, and First Reserve was a substantial equity owner of Natural Resource Partners, L.P. until First Reserve sold all of its equity ownership in Natural Resource Partners, L.P. on December 9, 2005. We believe the production and minimum royalty rates contained in our leases with Natural Resource Partners, L.P. are consistent with current market royalty rates.
      Investment in Excelven Pty Ltd. In August 2004, we and the AMCI Parties entered into an agreement with Excelven Pty Ltd, pursuant to which we agreed to acquire a 24.5% interest in Excelven for a purchase price of $5.0 million in cash, and the AMCI Parties agreed to acquire a 24.5% interest in Excelven for a purchase price of $5.0 million in cash. Excelven, through its subsidiaries, owns the rights to the Las Carmelitas mining venture in Venezuela and the related Palmarejo export port facility on Lake Maracaibo in Venezuela. We and the AMCI Parties each funded $3.25 million of our respective subscription obligations in September 2004, an additional $1.25 million in December 2004 and the remaining $500,000 in March 2005. The Las Carmelitas mine, which is not yet in operation, is currently expected to produce approximately two million tons of low sulfur thermal coal per year over a 15-year mine life. The project is currently in the developmental stage, with preliminary governmental mining and environmental approvals having been obtained. Final governmental approval of the project, which is subject to the submission of a detailed mine plan, is currently expected in 2006 with mining to commence in 2007.
      Distributions to Members of ANR Holdings, LLC and Our Stockholders. From January 1, 2005 through the date of the Internal Restructuring on February 11, 2005, ANR Holdings, LLC made periodic distributions totaling $1.1 million to its members, including First Reserve, entities affiliated with AMCI, and Alpha Coal Management, LLC (an entity through which members of our management held interests in ANR Holdings, LLC prior to our Internal Restructuring), on dates and in amounts calculated in accordance with its governing documents, sufficient to enable the members to pay their estimated income tax liability associated with their ownership of ANR Holdings, LLC.
      In connection with our Internal Restructuring we assumed the obligation of ANR Holdings, LLC to make distributions to (1) affiliates of AMCI in an aggregate amount of $6.0 million, representing the approximate incremental tax resulting from the recognition of additional tax liability resulting from our Internal Restructuring and (2) First Reserve Fund IX, L.P. in an aggregate amount of approximately $4.5 million, representing the approximate value of tax attributes conveyed as a result of the Internal Restructuring. The distributions to affiliates of AMCI have been or will be paid in five equal installments on the dates for which estimated income tax payments are due in each of April 2005, June 2005, September 2005, January 2006 and April 2006. The distributions to First Reserve Fund IX, L.P. will be paid in three installments of approximately $2.1 million, $2.1 million and $0.3 million on December 15, 2007, 2008 and 2009, respectively. These distributions will be payable in cash or, to the extent we are not permitted by the terms of our credit facility or the indenture governing our senior notes to pay them in cash, in shares of our common stock.
      Nova Scotia Port Agreement. In connection with our acquisition of U.S. AMCI, we entered into an agreement with Messrs. Mende, Kundrun and Kroh and others that gives us a right of first refusal to acquire an ocean going port in Nova Scotia if the owners of the port propose to sell it to a third party. This right of first refusal expires on March 11, 2008.
      Transactions in Connection with Internal Restructuring. On February 11, 2005, we and ANR Holdings, LLC completed a series of transactions in connection with the Internal Restructuring which involved transactions with the First Reserve Stockholders and the AMCI Parties and certain of our managers and key employees. These transactions included the following:

•	Amendment to AMCI Related Agreements: We amended certain of the post-closing arrangements that were part of our 2003 acquisition of U.S. AMCI from the AMCI Parties. In connection with the Internal Restructuring, the AMCI Parties posted for our benefit a letter of credit that provides, for a period of ten years, financial assurances supporting the obligations of the AMCI Parties to indemnify us under the contribution agreement in respect of certain retiree medical liabilities. The letter of credit is initially in the amount of $6.8 million, declining to $3.8 million in the sixth and seventh years, and further declining to $1.8 million in the eighth through tenth years. We also terminated an escrow of $2.8 million in respect of certain retiree medical liabilities retained by the AMCI Parties and certain arrangements under which the AMCI Parties could have been required to transfer some of their membership interests in ANR Holdings, LLC to First Reserve as security for certain indemnification and escrow obligations by the AMCI Parties.

•	Releases and Indemnities: Each former member of ANR Holdings, LLC (including members of our management team) released us and our past, present and future affiliates from any and all claims such member may have against ANR Holdings, LLC relating to events occurring prior to the closing. We, in turn, agreed to indemnify them with respect to any action which may be brought against any former member by reason of the fact that the member was a member, managing member, executive committee member or officer of ANR Holdings, LLC prior to the closing of the Internal Restructuring, other than with respect to any acts committed in bad faith or that were the result of active and deliberate dishonesty or from which the member gained financial profit or another advantage to which the member was not legally entitled. Additionally, First Reserve Fund IX, L.P. agreed to indemnify us against certain pre-closing liabilities, including tax liabilities, associated with Alpha NR Holding, Inc. in an amount not to exceed $15.0 million for the first two years following consummation of the agreement, at which time the amount for which First Reserve Fund IX, L.P. will be obligated to indemnify will decline to $10.0 million for two additional years.

•	Stockholder Agreement. We entered into a stockholder agreement with our management stockholders, the First Reserve Stockholders, the AMCI Parties and Madison Capital Funding LLC that became effective upon consummation of the Internal Restructuring and replaced the former member agreement among these parties and ANR Holdings, LLC. As part of the stockholder agreement:

•	Agreement on Board Composition: Our board of directors consisted of seven members upon consummation of our initial public offering. The board may be subsequently expanded to include additional independent directors as may be required by the rules of any exchange on which shares of our common stock are traded. The stockholder agreement, as it applies subsequent to the sale by the First Reserve Stockholders of all of their shares of our common stock in the Resale Offering, provides that the AMCI Parties will designate two nominees for election (initially, Messrs. Kundrun and Mende), and that our board of directors will designate as directors our chief executive officer (Mr. Quillen) and two other nominees who must be “independent” as that term is defined by the New York Stock Exchange rules (initially Messrs. Draper and Fox), and who are reasonably acceptable to the AMCI Parties. If at any time, the AMCI Parties and their affiliates as a group beneficially own less than 15% of our outstanding shares of common stock, then the AMCI Parties will only be entitled to designate one director, and if the AMCI Parties and their affiliates as a group beneficially own less than 7.5% of our outstanding shares of common stock, then the AMCI Parties will no longer be entitled to designate any directors pursuant to the stockholder agreement. If the AMCI Parties lose the right to designate one or both of their director designees due to a reduction in their percentage holdings of our outstanding shares of common stock below the applicable thresholds described in the preceding sentence, then the AMCI Parties are obligated to cause the resignation or removal of their director designee or designees, as applicable, upon our request; and

•	Registration Rights: Each of the First Reserve Stockholders and the AMCI Parties have the right in certain circumstances to require us to register their shares of common stock in connection with a public offering and sale. In addition, in connection with other registered offerings by us, stockholders who acquired shares of our common stock in the Internal Restructuring have the ability to exercise certain piggyback registration rights with respect to the shares. The First Reserve Stockholders exercised their registration rights in full in connection with the Resale Offering.

Code of Ethics
      We have adopted a Code of Business Ethics, which is available on our website at www.alphanr.com. The Code addresses matters including: (1) conflicts of interest, (2) corporate opportunities, (3) confidentiality, (4) fair dealing, (5) protection and proper use of company assets, (6) compliance with laws, rules, and regulations, and (7) such other matters as the board deems appropriate. The Code of Business Ethics applies to all of our directors, officers and employees. The Code requires all covered persons to avoid conflicts of interest that may be to our detriment. No waiver of the Code of Business Ethics will be granted except by a vote of the board of directors or the audit committee, which will determine whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect us. Any amendments to, or waivers from, a provision of our Code of Business Ethics that applies to our principal executive officer, principal financial officer, controller, or persons performing similar functions and that relates to any element of the Code enumerated in paragraph (b) of Item 406 of Regulation S-K shall be disclosed by posting such information on our website. The board of directors has determined that Business Interests (as defined in the Code of Business Ethics) that the board of directors of ANR Holdings, LLC or we approved or waived prior to the adoption of the Code on February 10, 2005, including the relationship of First Reserve, AMCI, and Messrs. Macaulay, Krueger and Mende with Foundation, or that are contemplated by Article XI of our certificate of incorporation, as amended from time to time (dealing with, among other things, corporate opportunities), do not constitute a prohibited conflict of interest and are permitted under the Code.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons beneficially holding more than ten percent of our common stock to report their ownership of common stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. The Securities and Exchange Commission has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by these dates. Based solely on a review of the copies of the reports furnished to us and written representations that no other such statements were required, we believe that all such reports were filed on a timely basis, except as follows:

•	Mr. Brown inadvertently filed one late Form 4 with respect to two open-market sale transactions.

•	Mr. Fox inadvertently filed one late Form 4 with respect to one open-market purchase transaction.

•	Mr. Kundrun inadvertently failed to file four Form 4s with respect to an aggregate of 14 open-market purchase and sale transactions effected on behalf of his individual retirement accounts. The initial such Form 4 also would have been required to report the issuance of shares of common stock to certain entities affiliated with Mr. Kundrun in our Internal Restructuring, although the holding of those shares was properly reported on a timely basis on Mr. Kundrun’s Form 3. Information relating to all of these transactions was included in the Form 5 filed by Mr. Kundrun on February 14, 2006.

•	Due to administrative oversight, the first Form 4s filed by Messrs. Brown, Crutchfield, Groves, Quillen and Stuebe following our initial public offering did not report the issuance to them of shares and options to purchase shares of common stock in our Internal Restructuring (two transactions for each of Messrs. Brown and Groves, and one transaction for each of Messrs. Crutchfield, Quillen and Stuebe), although the holding of those securities was properly reported on a timely basis on their Form 3s. Information relating to these transactions was included in the Form 5s filed by Messrs. Brown, Crutchfield, Groves, Quillen and Stuebe on February 14, 2006.
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
      The audit committee has appointed KPMG LLP to be our independent auditors for the fiscal year ending December 31, 2006. The stockholders are being asked to ratify this appointment at the annual meeting. A representative of KPMG LLP will be present at the annual meeting to respond to appropriate questions and to make a statement if he or she so desires.

      The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December 31, 2005 and 2004, and fees billed for other services rendered by KPMG LLP during those periods:

	2005	2004

Audit Fees	$2,133,761	$2,705,517
Audit-Related Fees(1)	437,054	147,750
Tax Fees	—	—
All Other Fees	—	—

Total	$2,570,815	$2,853,267

(1)	Audit-related fees consisted principally of fees for due diligence services related to acquisitions.
      The audit committee’s policy is to review in advance, and grant any appropriate pre-approvals of (1) all auditing services to be performed by the independent auditor and (2) all non-audit services to be provided by the independent auditor as permitted by Section 10A of the Securities Exchange Act of 1934, and, in connection therewith, to approve all fees and other terms of such engagement, provided that pre-approval of de minimus services shall not be required to the extent provided by, and subject to the requirements of, the Securities Exchange Act of 1934. The audit committee will consider annually for pre-approval a list of specific services and categories of services, including audit and audit-related services, for the upcoming or current fiscal year. All non-audit services are approved by the audit committee in advance in accordance with our policy on a case-by-case basis. Any service that is not included in the approved list of services or that does not fit within the definition of a pre-approved service is required to be presented separately to the audit committee for consideration at its next regular meeting or, if earlier consideration is required, by other means of communication.
Vote Required For Ratification
      The audit committee was responsible for selecting our independent auditors for the fiscal year ending December 31, 2006. Accordingly, stockholder approval is not required to appoint KPMG LLP as our independent auditors for fiscal year 2006. The board of directors believes, however, that submitting the appointment of KPMG LLP to the stockholders for ratification is a matter of good corporate governance. The audit committee is solely responsible for selecting our independent auditors. If the stockholders do not ratify the appointment, the audit committee will review its future selection of independent auditors.
      The ratification of the appointment of KPMG LLP as our independent auditors requires the affirmative vote of holders of a majority of the shares of common stock present at the meeting in person or by proxy and entitled to vote.
Board Recommendation
      The audit committee and the board of directors recommend the stockholders vote FOR ratification of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2006.
AUDIT COMMITTEE REPORT
      The audit committee is responsible for monitoring the quality, reliability and integrity of our accounting policies and financial statements; overseeing our compliance with legal and regulatory requirements; and reviewing the independence, qualifications and performance of our internal and external auditors. Management has primary responsibility for the preparation of our financial statements and the development and maintenance of adequate systems of internal accounting and financial controls. The auditors, both internal and independent, have responsibility then to review and audit, when appropriate, those financial statements. Based upon the audit conducted in accordance with the standards of the Public Company Accounting Oversight

Board (United States), the independent accountants are responsible for expressing an opinion on the financial statements. The audit committee monitors and oversees all of these processes.
      The committee has discussed with KPMG LLP the firm’s independence from us and our management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the committee has discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU §380).
      The committee has considered whether the independent auditor’s provision of non-audit services to us is compatible with the auditor’s independence. The committee has concluded that the independent auditor is independent from us and our management. The committee has reviewed with the independent accountants and the Director of Internal Audit the scope and plans for their respective audits.
      The committee has met and discussed with management and the independent auditor the fair and complete presentation of our consolidated financial statements. The committee has discussed significant accounting policies applied in the consolidated financial statements, as well as alternative treatments. Management has represented that the consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, and the committee has reviewed and discussed the consolidated financial statements with both management and the independent auditor.
      Relying on the foregoing reviews and discussions, the committee recommended to the board of directors the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. In addition, the committee has selected KPMG LLP as our independent auditor for 2006.
      The committee’s charter is available on our website at www.alphanr.com.

The Audit Committee

E. Linn Draper
Glenn A. Eisenberg, Chairman
Ted G. Wood
April 12, 2006
OTHER BUSINESS
      The board of directors does not intend to present any other business for action at the annual meeting and does not know of any other business intended to be presented by others.
STOCKHOLDERS’ PROPOSALS AND NOMINATIONS FOR 2007 ANNUAL MEETING
      Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules. Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for our 2007 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by us no later than December 13, 2006, unless the date of our 2007 annual meeting is changed by more than 30 days from May 17, 2007, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.
      Bylaw Requirements for Stockholder Submission of Nominations and Proposals. Our bylaws include requirements that stockholders must comply with in order to nominate persons for election as directors or to propose business to be considered at an annual meeting. These requirements are separate from and in addition to the requirements of the Securities and Exchange Commission that a stockholder must meet to have a proposal included in our proxy statement. Our bylaws require that, in order for a stockholder to nominate a person for election to the board of directors or propose business to be considered by the stockholders at an annual meeting, the stockholder must be entitled to vote at the meeting, must provide a written notice to our corporate Secretary at c/o Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, and must be a stockholder of record at the time of giving the notice. The notice must specify (1) as to each person whom the stockholder proposes to nominate for election as a director, information with respect to the proposed nominee as would be required to be included in the proxy statement for the annual meeting if the person were a nominee included in that proxy statement, including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director, (2) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business, the text of any resolution proposed to be adopted at the meeting, the reasons for conducting the business and any material interest in the business that the stockholder and the beneficial owner, if any, on whose behalf the proposal is made, may have, and (3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of the stockholder as they appear on our books and of the beneficial owner, and the class and number of our shares of stock owned beneficially and of record by the stockholder and the beneficial owner. Our bylaws require the notice to be given not earlier than December 18, 2006 and not later than January 17, 2007, unless the date of the annual meeting is more than 30 days before or after May 17, 2007, in which case the notice must be given not earlier than 120 days prior to the 2007 annual meeting and not later than the close of business on the later of the 90th day prior to the 2007 annual meeting or the 10th day following public announcement of the date of the 2007 annual meeting. If the number of directors to be elected at the 2007 annual meeting is increased and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased board by January 7, 2006, then a stockholder notice recommending prospective nominee(s) for any new position(s) created by the increase will be considered timely if it is received by our corporate Secretary not later than the close of business on the 10th calendar day following the date of our public announcement.
CERTAIN MATTERS RELATING TO PROXY MATERIALS
AND ANNUAL REPORTS
      Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any beneficial owner can request a copy of the proxy statement or annual report through our web site, www.alphanr.com, or by calling 1-866-869-5338. Alternately, you can make your request in writing to: Shareholder.com, Mail Fulfillment, 12 Clock Tower Place, Maynard, MA 01754.
INCORPORATION BY REFERENCE
      The Compensation Committee Report beginning on page 20 and the Audit Committee Report beginning on page 30 are not deemed soliciting material or filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate such information by reference. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES,
CODE OF BUSINESS ETHICS AND COMMITTEE CHARTERS
      Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the Securities and Exchange Commission, and our Corporate Governance Practices and Policies, Code of Business Ethics, and the charters of the audit, the compensation, and the nominating and corporate governance committees, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, www.alphanr.com, or may be requested, at no cost, by telephone at (276) 619-4410 or by mail at: Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, Attention: Investor Relations.

By order of the Board of Directors,

VAUGHN R. GROVES
Vice President, General Counsel and Secretary
April 12, 2006
Abingdon, Virginia

Directions to Annual Meeting Location
1901 Meadowview Parkway
Kingsport, Tennessee, 37660, USA
Phone: 1-423-578-6600
Fax: 1-423-578-6630
Nearest Airport: Tri City, Tennessee — TRI
Hotel Direction: 12 mi NW
Driving Directions: Take 357 from airport to Interstate 81 South. Take Exit 57B (181 North- toward Kingsport). Exit 52 off 181 into MeadowView.

Alpha Natural Resources, Inc.

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

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Least Address Line	000000000.000 ext 000000000.000 ext

C 1234567890 J N T

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	(123456)	C0123456789	12345

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1.	To elect seven directors to hold office for a one-year term expiring at the annual meeting in 2007 and until their respective successors are elected and qualified.

Nominees:	For	Withhold		For	Withhold		For	Withhold

01 — E. Linn Draper, Jr.	☐	☐	04 — Fritz R. Kundrun	☐	☐	07 — Ted G. Wood	☐	☐
02 — Glenn A. Eisenberg	☐	☐	05 — Hans J. Mende	☐	☐
03 — John W. Fox, Jr.	☐	☐	06 — Michael J. Quillen	☐	☐

B Issue
The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2006	☐	☐	☐
C Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please sign exactly as name appears on this proxy. If joint owners EACH should sign this proxy. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your FULL title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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Proxy — ALPHA NATURAL RESOURCES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of Alpha Natural Resources, Inc. (the “Company”) hereby appoints Michael J. Quillen, David C. Stuebe and Vaughn R. Groves, and each of them, the proxies of the undersigned, with power to act without the other and with full power of substitution, to attend and represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Marriott MeadowView Conference Resort & Convention Center, located at 1901 Meadowview Parkway, Kingsport, Tennessee 37660, on Wednesday, May 17, 2006, at 10:00 a.m. Eastern Time, and at any adjournment or postponement thereof, and to vote all of such shares that the undersigned is entitled to vote at such Annual Meeting or at any adjournment or postponement thereof, as stated on the reverse side.
THIS PROXY WILL BE VOTED BY THE PROXIES AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND IN ACCORDANCE WITH THEIR BEST JUDGMENT UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
Your are urged to vote by Internet or by telephone or mark, sign, date and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States.

SEE REVERSE SIDE	CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE	SEE REVERSE SIDE
Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada) · Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. · Follow the simple instructions provided by the recorded message. · Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE · Enter the information requested on your computer screen and follow the simple instructions.
VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 11:59 PM Eastern Time, on May 16, 2006.
THANK YOU FOR VOTING